Exhibit 99.1
PRESS RELEASE
Juniata Valley Financial Corp. Increases Quarterly Dividend by 5% and Announces
Second Quarter 2010 Earnings
Mifflintown, PA —August 4, 2010— Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that on July 20, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.21 per share for the third quarter of 2010, payable on September 1 to shareholders of record on August 13, an increase of 5% over the previous quarter’s dividend, and an increase of 5.2% on a year-to-date basis. She stated that “Despite challenging economic dynamics, our financial performance and strong capital, position us to reward our valued shareholders through increasing returns.”
Ms. Barber also announced that net income for the second quarter of 2010 was $1,138,000, a decrease of $27,000, or 2.3%, compared to the second quarter of 2009. Basic and diluted earnings per share were $0.26 in the second quarter of 2010, compared to $0.27 in the second quarter in 2009. Annualized return on average equity for the second quarter in 2010 was 9.01%, compared to the prior year’s ratio for the same period of 9.47%. For the quarter ended June 30, annualized return on average assets was 1.03% in 2010, versus 1.07% in the 2009 period. The decrease in net income was primarily a result of the increase in the provision for loan losses during the second quarter of 2010. A loan loss provision of $282,000 was recorded in the second quarter compared to $77,000 during the second quarter of 2009. On June 30, 2010, the percentage of non-performing loans to total loans was 1.94% as compared to 1.29% on December 31, 2009.
Net interest income was $4,049,000 for the second quarter of 2010, as compared to $4,053,000 in the same quarter in 2009. Average earning assets grew by 0.8%, while the net interest margin on a fully tax equivalent basis decreased by 16 basis points, to 4.10%.
Non-interest income was $115,000, or 12.7% higher in the second quarter of 2010 versus the second quarter of 2009, while non-interest expense decreased by $16,000 or 0.5% during the same comparison period.
For the six months ended June 30, 2010, basic and diluted earnings per share were $0.54 as compared to $0.59 in the same period in 2009. Net income year-to-date through June 30, 2010 was $2,326,000, compared to $2,575,000 in the first half of 2009. As of June 30, 2010, total assets increased by $1,837,000, or 0.4%, as compared to December 31, 2009. Deposits increased $2.2 million, with interest-bearing deposits increasing by $2.1 million, and non-interest bearing deposits increasing by $0.1 million.
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.
The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of the First National Bank of Liverpool, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

* This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. Many factors could affect future financial results including, without limitation, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, FDIC deposit insurance premiums, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions.
For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.